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                                                                  Exhibit (a)(9)


                                   ASSIGNMENT

      WHEREAS, Stuart Komer, Assignor, whose address is 850 Euclid Avenue, Elmira, New York 14901-1950, is or may become indebted unto CHEMUNG CANAL TRUST COMPANY, Assignee, a banking corporation having an office at One Chemung Canal Plaza, Elmira, New York; and

      WHEREAS said indebtedness may be of any kind and character, whether incurred alone or together with any other person, firm, or corporation, now existing or hereafter incurred or arising, direct or indirect, absolute or contingent (including guaranty liability), and may be from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, and shall include, without limitation, any sums advanced by Assignee for taxes, assessments, insurance, and other charges and expenses (hereinafter referred to as "Indebtedness").

      NOW, THEREFORE, as collateral security for the payment of any and all such Indebtedness now or hereafter owed by Assignor to Assignee, whether incurred alone or together with any other person, firm, or corporation, and in order to induce Assignee to continue such Indebtedness already incurred or to agree to the incurrence of such Indebtedness from time to time hereafter, Assignor does hereby pledge and assign to Assignee and grant to Assignee a security interest in Assignor' right, title, and interest in and to the securities and other assets and all of them owned by Assignor and held by Assignee under an Agreement dated March 18, 1996 (hereinafter referred to as "Agreement") and designated as Investment Management Account Number 51-0341-00 (hereinafter referred to as "Account").

      1. It is understood and agreed by and between Assignor and Assignee that Assignor shall have the right to withdraw from said Account under the Agreement such securities as Assignor may determine to the extent and in the manner permitted by said Agreement, provided that at all times the securities and other assets remaining in said Account have a market value of no less than Six Hundred Twenty-Five Thousand and 00/00 ($625,000.00) Dollars (hereinafter referred to as the "Minimum Value") and that in the event the market value of the securities and other assets remaining in said Account should decrease to less than the Minimum Value, whether on account of withdrawal of securities, decline in market price(s), or other reasons, Assignor will within 15 days after demand by Assignee either (a) deposit in said Account sufficient additional securities or other assets to restore the market value of said Account to at least the Minimum Value or (b) make payment upon the Indebtedness to the satisfaction of Assignee.
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      2. If the Assignor should fail to deposit as demanded by the Assignee or upon the nonpayment of Indebtedness in accordance with its terms or as required hereunder, then and in any such event all Indebtedness of the Assignor to the Assignee shall thereupon become immediately due and payable without demand or notice; and Assignor does hereby name, constitute and appoint Assignee attorney-in-fact, in Assignor's name, place, and stead, to demand, receipt for and receive from said Account the securities or other assets therein or any part thereof, and to execute such stock powers or other instruments of transfer as may be desirable or necessary, in the name of the Assignor or otherwise, to effectually transfer such securities and to sell the same at public or private sale subject to any notice requirement imposed by law, and to apply the proceeds first to the payment of any reasonable expenses incurred by the Assignee including a reasonable attorney's fee, and the to the payment of all Indebtedness of the Assignor to the Assignee in such order of preference as Assignee shall determine, and the Assignor covenants and agrees to remain liable for and to pay forthwith upon demand any deficiency. The duty is to notify, if required, shall be met if, at least five (5) days before the time of the sale or other disposition, such notice is mailed, ordinary mail, postage prepaid, to the Assignor at the address set forth above or such other address designated by the Assignor.

      3. The Assignor covenants and represents that the securities and other assets now in said Account are free and clear of any and all liens or encumbrances and that Assignor has not heretofore assigned or encumbered Assignee's interest, or any part thereof, therein, and that the said account created under the Agreement remains in full force and effect and agrees that the Agreement will not be modified, revoked or in any manner changed without the prior written consent of the Assignee except for withdrawals permitted by Paragraph I.

      4. It is further understood and agreed that so long as Assignor is not in default under any of the terms of this instrument or of any Indebtedness, Assignor shall be entitled to all dividends, whether payable in cash or securities, and interest upon the assets in said Account.

      5. Assignor does hereby consent that any action brought against Assignor by reason of any liability of Assignor to Assignee may be brought in the New York Supreme Court, Chemung County. Assignor hereby submits to the jurisdiction of said court, consents to the application of New York law, and agrees that service of process upon Assignor by certified mall, return receipt required, shall be valid and sufficient.
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      6. This Assignment is a continuing agreement and applies to all future as well as to all existing transactions between the Assignor and the Assignee. It shall be binding upon and inure to the benefit of the Assignee and Assignor and their respective heirs, legal representatives: successors and assigns.

IN WITNESS WHEREOF, I have set my hand and seal this 1st day of May, 1998.

Assignor:                                Accepted by:


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Stuart Komer                                   Chemung Canal Trust Company